First Choice Bancorp Reports Third Quarter 2018 Financial Results

and Declares Quarterly Dividend

Current Quarter Highlights

●	Net income of $2.6 million, or $0.25 per diluted share

●	Net income included after tax merger related expenses of $2.7 million, or $0.26 per diluted share

●	Net interest margin expands to 4.97%

●	Organic loan growth of $40.7 million, or 20.7% annualized

●	Organic deposit growth of $47.2 million, or 24.1% annualized, with noninterest-bearing deposits increasing to 42.3% of total deposits

●	Quarterly cash dividend of $0.20 declared

●	Acquisition of Pacific Commerce Bancorp (“PCB”) completed on July 31, 2018

Cerritos, CA, October 30, 2018 – First Choice Bancorp, (“First Choice” or the “Company”) (NASDAQ: FCBP), today reported net income for the third quarter of 2018 of $2.6 million, or $0.25 per diluted share, compared to net income of $3.4 million, or $0.47 per diluted share, for the second quarter of 2018, and net income of $2.0 million, or $0.28 per diluted share, for the third quarter of 2017. After-tax merger, integration and registration related costs of $2.7 million and $246 thousand reduced diluted earnings per share $0.26 and $0.04 for the third quarter and second quarter of 2018.

On October 29, 2018, the Company declared a cash dividend of $0.20 per share payable on or about November 26, 2018 to shareholders of record on November 13, 2018.

“We are very pleased with the positive trends we are seeing across our operations,” said Peter Hui, Chairman of the Board of First Choice Bancorp. “Our strong performance enables us to consistently return capital to our shareholders in the form of a quarterly cash dividend. We appreciate the continued support of our shareholders as we execute on our growth strategies and build the First Choice Bank franchise.”

“We executed well in the third quarter, successfully completing our acquisition of Pacific Commerce Bancorp and making good progress on integrating their operations while generating strong organic balance sheet growth,” said Robert M. Franko, President and CEO of First Choice Bancorp. “We are seeing the positive benefits of the PCB acquisition in the form of a lower overall cost of funds and improved efficiencies driven by our larger scale. We also had a strong quarter of business development, generating $131.2 million in new loan commitments and effectively gathering new core deposits. This strong performance produced a significant improvement in our level of profitability, excluding merger, integration and public company registration costs. As we continue to realize the synergies from the PCB acquisition and capitalize on our larger presence in Southern California, we believe we will continue to drive solid earnings growth and enhance the value of our franchise going forward.”

Operating Results for the Third Quarter 2018

Net Interest Income

Net interest income for the third quarter of 2018 was $15.8 million, an increase of $5.0 million, from $10.8 million for the second quarter of 2018 as interest income increased $5.3 million and interest expense increased $297 thousand. The increase in interest income was due to higher average interest-earning assets of $343.5 million, primarily related to $399.8 million in net loans acquired in the PCB acquisition. The increase in interest expense is primarily attributed to the interest-bearing deposits added in the PCB acquisition offset by lower average short term borrowings.

Net Interest Margin

Net interest margin for the third quarter of 2018 was 4.97%, an increase from 4.73% for the second quarter of 2018. The increase was driven by loans repricing to higher market interest rates, higher rates on new loan production, higher yield on the acquired loan portfolio and the improved funding mix. The third and second quarters of 2018 included accelerated discount accretion due to early payoffs of loans of $230 thousand and $907 thousand which expanded the net interest margin 7 basis points and 40 basis points, respectively. The accretion of net discounts on the acquired PCB loans contributed $923 thousand, or 29 basis points to the third quarter of 2018 net interest margin.

The loan yield was 6.32% for the third quarter compared to 6.17% for the second quarter of 2018. The discount accretion from acquired loans and accelerated discount accretion due to early loan payoffs increased the loan yield 42 basis points for the third quarter of 2018 and 45 basis points for the second quarter of 2018. The average cost of funds was 84 basis points for the third quarter of 2018 compared to 103 basis points for the second quarter of 2018. The lower cost of funds was attributed to the more favorable mix of deposits added in the PCB acquisition. Average noninterest-bearing deposits represented 37.8% of average total deposits for the third quarter of 2018, compared to 26.9% for the second quarter of 2018. In addition, the cash balances acquired from PCB were utilized to reduce FHLB borrowings during the third quarter of 2018.

Non-interest Income

Non-interest income for the third quarter of 2018 was $705 thousand, a decrease of $74 thousand from $779 thousand for the second quarter of 2018 due to lower gain on sale of SBA loans and lower net servicing fees, which was largely offset by the partial quarter impact of fees generated from the acquired PCB’s operations. The Company sold $2.4 million in SBA loans, resulting in a gain on sale of $171 thousand in the third quarter of 2018 compared to $5.8 million in SBA loans sold, resulting in a gain on sale of $448 thousand in the second quarter of 2018. Net servicing fees decreased $87 thousand in the third quarter of 2018 due to higher servicing fee income of $119 thousand offset by higher servicing asset amortization of $206 thousand of which $173 thousand related to early loan pay-offs in the third quarter of 2018 compared to the prior quarter.

Non-interest Expense

Non-interest expense for the third quarter of 2018 was $12.4 million, an increase of $6.1 million or 95.7% from $6.3 million for the second quarter of 2018. The increase was primarily attributable to the partial quarter impact of the acquired PCB operations and higher merger, integration and public company registration costs of $3.4 million. Excluding merger, integration and public company registration costs, noninterest expense increased $2.6 million to $8.6 million, with increases in every overhead expense category including higher compensation and benefits, premises and occupancy, data processing and core deposit intangible amortization of $1.6 million, $324 thousand, $218 thousand, and $133 thousand, respectively.

The Company’s operating efficiency ratio was 74.9% in the third quarter of 2018, compared with 54.5% in the second quarter of 2018. Excluding the impact of the merger, integration and public company registration costs, the Company’s operating efficiency ratio was 51.9% in the third quarter of 2018, compared with 51.4% in the second quarter of 2018.

Income Taxes

The Company recorded income tax expense of $932 thousand for the third quarter of 2018, representing an effective tax rate of 26.4%, compared to 30.8% reported for the second quarter of 2018. The estimated annual effective tax rate for 2018 is 29.4%.

Loan Portfolio

Total loans held for investment were $1.2 billion at September 30, 2018, an increase of $441.9 million, or 56.4% from $783.5 million at June 30, 2018. The increase was primarily attributable to $414.9 million in gross loans gained in the PCB acquisition and $40.7 million of organic growth. During the third quarter of 2018, the Company originated $131.2 million in new loan commitments, which included $73.2 million in construction and commercial real estate loans, $46.1 million in SBA loans, and $11.7 million in commercial and industrial loans.

Deposits

Total deposits were $1.3 billion at September 30, 2018, an increase of $522.2 million or 66.5% from $785.0 million at June 30, 2018. Total non-maturity deposits totaled $1.0 billion, an increase of $498.3 million or 90.4% from June 30, 2018. The increase was primarily attributable to the acquisition of PCB, which contributed $474.9 million of deposits at the time of acquisition, and organic deposit growth of $47.2 million, mainly in noninterest-bearing deposits. Period end noninterest-bearing deposits represented 42.3% of total deposits at September 30, 2018 compared to 27.0% at June 30, 2018.

Credit Quality

Non-performing loans totaled $1.2 million, or 0.1% of total assets, at September 30, 2018, compared with $1.6 million, or 0.2% of total assets, at June 30, 2018. The decrease in non-performing loans was primarily attributable to the partial charge offs in two SBA loans and a full charge-off of a commercial and industrial loan totaling $320 thousand in the third quarter of 2018.

The Company recorded a provision for loan losses of $600 thousand for the third quarter of 2018 as a result of organic loan growth. Loan delinquencies totaled $5.4 million, or 0.4% of net loans held for investment at September 30, 2018, compared to no delinquencies at June 30, 2018; all delinquent loans were acquired in the PCB acquisition.

The Company’s allowance for loan losses (“ALLL”) was 0.87% of total loans held for investment and 881.4% of non-performing loans at September 30, 2018, compared with 1.32% and 657.5%, respectively, at June 30, 2018. The lower ALLL coverage ratio to total loans of 45 basis points is primarily due to the loans acquired from PCB that were recorded at fair market value, without a corresponding loan loss allowance. The net carrying value of loans acquired through the acquisition of PCB includes a remaining net discount of $10.9 million as of September 30, 2018, which represents 88 basis points of total gross loans.

Capital Ratios

At September 30, 2018, the Bank exceeded all regulatory capital requirements under Basel III and was considered to be a ‘‘well-capitalized’’ financial institution.

Bank Only	September 30, 2018	June 30, 2018	December 31, 2017
Total Capital (to Risk-Weighted Assets)	13.69%	14.73%	14.72%
Tier 1 Capital (to Risk-Weighted Assets)	12.79%	13.48%	13.46%
CET1 Capital (to Risk-Weighted Assets)	12.79%	13.48%	13.46%
Tier 1 Capital (to Average Assets)	13.50%	12.16%	11.75%

About First Choice Bancorp

First Choice Bancorp is a community-based bank holding company headquartered in Cerritos, California, and it is the sole shareholder of First Choice Bank. As of September 30, 2018, the First Choice had total assets of approximately $1.6 billion. First Choice Bank, headquartered in Cerritos, California is a community-focused financial institution, serving primarily commercial and consumer clients in diverse communities and specializing in loans to small businesses, private banking clients, commercial and industrial (C&I) loans, and commercial real estate loans with a niche in providing financing for the hospitality industry. First Choice Bank is a Preferred Small Business Administration (SBA) Lender. Founded in 2005, First Choice Bank has quickly become a leading provider of financial services that enable our customers to grow, maintain strength, and achieve their business objectives. We strive to surpass our clients’ expectations through our efficiency and professionalism and are committed to being “First in Speed, Service, and Solutions.” First Choice Bancorp stock is traded on the Nasdaq Capital Market under the ticker symbol “FCBP.”

First Choice Bank’s website is www.FirstChoiceBankCA.com.

Disclosure

This press release contains certain non-GAAP financial disclosures for tangible common equity and tangible assets and adjusted earnings. The Company uses certain non-GAAP financial measures to provide meaningful supplemental information regarding the Company’s operational performance and to enhance investors’ overall understanding of such financial performance.

Forward-Looking Statements

Certain matters set forth herein (including the exhibits hereto) constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including forward-looking statements relating to the Company’s current business plans and expectations and our future financial position and operating results. These forward-looking statements are subject to risks and uncertainties that could cause actual results, performance and/or achievements to differ materially from those projected. These risks and uncertainties include, but are not limited to, local, regional, national and international economic and market conditions and events and the impact they may have on us, our customers and our assets and liabilities; our ability to attract deposits and other sources of funding or liquidity; supply and demand for real estate and periodic deterioration in real estate prices and/or values in California or other states where we lend, including both residential and commercial real estate; a prolonged slowdown or decline in real estate construction, sales or leasing activities; changes in the financial performance and/or condition of our borrowers, depositors or key vendors or counterparties; changes in our levels of delinquent loans, nonperforming assets, allowance for loan losses and charge-offs; the costs or effects of acquisitions or dispositions we may make, whether we are able to obtain any required governmental approvals in connection with any such acquisitions or dispositions, and/or our ability to realize the contemplated financial or business benefits associated with any such acquisitions or dispositions; the effect of changes in laws, regulations and applicable judicial decisions (including laws, regulations and judicial decisions concerning financial reforms, taxes, banking capital levels, consumer, commercial or secured lending, securities and securities trading and hedging, compliance, employment, executive compensation, insurance, vendor management and information security) with which we and our subsidiaries must comply or believe we should comply; changes in estimates of future reserve requirements and minimum capital requirements based upon the periodic review thereof under relevant regulatory and accounting requirements, including changes in the Basel Committee framework establishing capital standards for credit, operations and market risk; inflation, interest rate, securities market and monetary fluctuations; changes in government interest rates or monetary policies; changes in the amount and availability of deposit insurance; cyber-security threats, including loss of system functionality or theft or loss of Company or customer data or money; political instability; acts of war or terrorism, or natural disasters, such as earthquakes, drought, or the effects of pandemic diseases; the timely development and acceptance of new banking products and services and the perceived overall value of these products and services by our customers and potential customers; the Company’s relationships with and reliance upon vendors with respect to the operation of certain of the Company’s key internal and external systems and applications; changes in commercial or consumer spending, borrowing and savings preferences or behaviors; technological changes and the expanding use of technology in banking (including the adoption of mobile banking and funds transfer applications); the ability to retain and increase market share, retain and grow customers and control expenses; changes in the competitive and regulatory environment among financial and bank holding companies, banks and other financial service providers; volatility in the credit and equity markets and its effect on the general economy or local or regional business conditions; fluctuations in the price of the Company’s common stock or other securities; and the resulting impact on the Company’s ability to raise capital or make acquisitions, the effect of changes in accounting policies and practices, as may be adopted from time-to-time by our regulatory agencies, as well as by the Public Company Accounting Oversight Board, the Financial Accounting Standards Board and other accounting standard-setters; changes in our organization, management, compensation and benefit plans, and our ability to retain or expand our workforce, management team and/or our board of directors; the costs and effects of legal, compliance and regulatory actions, changes and developments, including the initiation and resolution of legal proceedings (such as securities, consumer or employee class action litigation), regulatory or other governmental inquiries or investigations, and/or the results of regulatory examinations or reviews; our ongoing relations with our various federal and state regulators, including the SEC, FDIC, FRB and California Department of Business Oversight; our success at managing the risks involved in the foregoing items and all other factors set forth in the Company’s public reports, including its registration statements as filed under Form S-4 and Form 8-A, and particularly the discussion of risk factors within those documents. The Company does not undertake, and specifically disclaims any obligation, to update any forward-looking statements to reflect occurrences or unanticipated events or circumstances after the date of such statements except as required by law. Any statements about future operating results, such as those concerning accretion and dilution to the Company’s earnings or shareholders, are for illustrative purposes only, are not forecasts, and actual results may differ.

Contacts

First Choice Bancorp

Robert M. Franko, 562.345.9241

President & Chief Executive Officer

or

Lynn M. Hopkins, 562.263.8327

Executive Vice President & Chief Financial Officer

First Choice Bancorp and Subsidiary

Income Statement Highlights and Selected Ratios (unaudited):

(dollars in thousands, except per share amounts)

	For the three months ended			For the nine months ended
	September30,	June 30,	September 30,	September 30,	September 30,
	2018	2018	2017 (restated 1)	2018	2017(restated 1)
Total interest income	$18,189	$12,915	$10,754	$42,293	$29,452
Total interest expense	2,393	2,096	1,604	6,127	4,481
Net interest income	15,796	10,819	9,150	36,166	24,971
Provision for loan losses	600	320	1,000	1,120	1,000
Net interest income after provision for loan losses	15,196	10,499	8,150	35,046	23,971
Total noninterest income	705	779	1,433	2,047	4,126
Total noninterest expense	12,365	6,317	6,174	25,359	17,254
Income before taxes	3,536	4,961	3,409	11,734	10,843
Income taxes	932	1,526	1,418	3,317	4,444
NET INCOME	$2,604	$3,435	$1,991	$8,417	$6,399

Selected financial and ratios:
Dividends declared per common share	$0.20	$0.20	$0.20	$0.40	$0.40
Net income per share-basic	$0.26	$0.47	$0.28	$1.02	$0.89
Net income per share-diluted [2]	$0.25	$0.47	$0.28	$1.02	$0.88
Weighted average shares - basic	10,144,954	7,172,020	7,111,331	8,170,234	7,098,560
Weighted average shares - diluted [2]	10,357,069	7,214,473	7,146,869	8,211,020	7,134,056
Return on average assets (annualized)	0.78%	1.48%	0.88%	1.06%	0.97%
Return on average equity (annualized)	5.23%	12.51%	7.48%	8.06%	8.12%
Return on tangible equity [3] (annualized)	7.12%	12.51%	7.48%	9.25%	8.12%
Net interest margin	4.97%	4.73%	4.04%	4.73%	3.84%
Cost of deposits	0.81%	0.98%	0.79%	0.85%	0.77%
Cost of funds	0.84%	1.03%	0.80%	0.90%	0.78%
Efficiency ratio [2]	74.93%	54.47%	58.34%	66.36%	59.30%

(1)	Certain amounts have been restated to reflect adjustments related to the correction of an error.
(2)	Diluted shares are calculated using the two-class method.
(3)	Non-GAAP measure. See GAAP to non-GAAP reconciliation.

First Choice Bancorp and Subsidiary

Condensed Consolidated Balance Sheet (unaudited)

(dollars in thousands)

	September 30, 2018	June 30, 2018	December 31, 2017 (restated 1)

ASSETS
Cash and due from banks	$12,140	$5,837	$5,405
Interest-bearing deposits at other banks	178,834	115,317	97,727
Securities purchased under agreements to resell	3,000	—	—
Total cash and cash equivalents	193,974	121,154	103,132
Investment securities, available-for-sale	28,473	29,732	35,002
Investment securities, held-to-maturity	5,333	5,344	5,300
Loans held for sale	26,122	11,466	10,599
Total loans held for investment	1,225,376	783,487	741,713
Allowance for loan losses	(10,656)	(10,376)	(10,497)
Total loans held for investment, net	1,214,720	773,111	731,216
Federal Home Loan Bank, at cost	6,135	3,866	3,640
Equity securities, at fair value	2,500	2,506	—
Accrued interest receivable	4,996	3,274	3,108
Premises and equipment	2,131	1,242	1,035
Servicing assets	3,162	2,448	2,618
Deferred taxes	7,740	4,727	4,495
Goodwill	73,425	—	—
Core deposit intangible	6,775	—	—
Other assets	11,870	3,816	3,650
TOTAL ASSETS	$1,587,356	$962,686	$903,795

LIABILITIES AND SHAREHOLDERS’ EQUITY
Deposits:
Noninterest-bearing demand	$553,253	$211,611	$235,584
Money market, interest checking and savings	496,257	339,639	372,699
Time deposits	257,600	233,707	164,396
Total deposits	1,307,110	784,957	772,679
Short term borrowings	15,000	60,000	20,000
Senior secured debt	12,550	4,150	350
Accrued interest payable	366	200	114
Other liabilities	8,953	4,560	4,958
Total liabilities	1,343,979	853,867	798,101
Total shareholders’ equity	243,377	108,819	105,694
TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$1,587,356	$962,686	$903,795

(1)	Certain amounts have been restated to reflect adjustments related to the correction of an error.

First Choice Bancorp and Subsidiary

Condensed Consolidated Statement of Income (unaudited)

(dollars in thousands)

	For the Three Months Ended			For the Nine Months Ended September 30,
	September 30, 2018	June 30, 2018	September 30, 2017 (restated 1)	2018	2017 (restated 1)

INTEREST INCOME
Interest and fees on loans	$17,296	$12,320	$10,189	$40,237	$27,784
Interest on investment securities	226	233	231	698	731
Interest on deposits in financial institutions	621	294	278	1,176	733
Dividends on FHLB and other stock	46	68	56	182	204
Total interest income	18,189	12,915	10,754	42,293	29,452
INTEREST EXPENSE
Interest on savings, interest checking and money market accounts	1,223	969	996	3,012	3,023
Interest on time deposits	1,072	919	535	2,607	1,333
Interest on borrowings	98	208	73	508	125
Total interest expense	2,393	2,096	1,604	6,127	4,481
Net interest income	15,796	10,819	9,150	36,166	24,971
Provision for loan losses	600	320	1,000	1,120	1,000
Net interest income after provision for loan losses	15,196	10,499	8,150	35,046	23,971
NONINTEREST INCOME
Gain on sale of loans	171	448	1,075	866	3,163
Service charges and fees on deposit accounts	380	208	102	803	231
Net servicing fees	39	126	211	318	571
Other income (loss)	115	(3)	45	60	161
Total noninterest income	705	779	1,433	2,047	4,126
NONINTEREST EXPENSE
Salaries and employee benefits	5,143	3,578	3,921	12,837	11,265
Occupancy and equipment	891	567	574	1,978	1,544
Professional fees	400	378	413	1,082	611
Data processing	666	448	398	1,536	1,084
Office, postage and telecommunications	256	193	202	641	523
Deposit insurance and regulatory assessments	143	86	97	339	316
Loan related	142	101	80	327	238
Customer service related	208	101	144	448	407
Merger, integration and public company registration costs	3,797	356	—	4,527	—
Amortization of core deposit intangible	133	—	—	133	—
Other expenses	586	509	345	1,511	1,266
Total noninterest expense	12,365	6,317	6,174	25,359	17,254
Income before taxes	3,536	4,961	3,409	11,734	10,843
Income taxes	932	1,526	1,418	3,317	4,444
Net income	$2,604	$3,435	$1,991	$8,417	$6,399

(1)	Certain amounts have been restated to reflect adjustments related to the correction of an error.

First Choice Bancorp and Subsidiary

Average Balance Sheets

	Three Months Ended
	September 30, 2018			June 30, 2018			September 30, 2017
	Average Balance	Interest Income / Expense	Yield / Cost	Average Balance	Interest Income / Expense	Yield / Cost	Average Balance	Interest Income / Expense	Yield / Cost
	(in thousands)
Interest-earning assets:
Due from banks	$130,537	$611	1.86%	$74,325	$294	1.59%	$86,141	$275	1.27%
Federal funds sold/resale agreements	1,989	10	1.99%	—	—	N/A	569	3	1.98%
Investment securities	37,064	226	2.42%	38,153	233	2.45%	40,779	231	2.24%
Loans (1)	1,085,572	17,296	6.32%	801,342	12,320	6.17%	767,839	10,189	5.26%
FHLB and other bank stock	6,180	46	2.95%	4,071	68	6.70%	3,933	56	5.63%
Total interest-earning assets	1,261,342	18,189	5.72%	917,891	12,915	5.64%	899,261	10,754	4.74%

Noninterest-earning assets	81,222			11,096			9,342
Total assets	$1,342,564			$928,987			$908,603

Interest-bearing liabilities:
Interest checking	$132,492	$361	1.08%	$141,598	$407	1.15%	$249,027	$676	1.08%
Money market accounts	260,468	781	1.19%	151,248	455	1.21%	77,709	127	0.65%
Savings accounts	43,465	81	0.74%	50,978	107	0.84%	82,315	193	0.93%
Time deposits	193,837	843	1.73%	170,148	738	1.74%	109,413	321	1.16%
Brokered time deposits	70,031	229	1.30%	52,801	181	1.37%	52,877	214	1.61%
Total interest-bearing deposits	700,293	2,295	1.30%	566,773	1,888	1.34%	571,341	1,531	1.06%
Short term and other borrowings	5,514	30	2.16%	35,724	167	1.87%	24,199	73	1.19%
Senior secured notes	5,018	68	5.38%	3,218	41	5.11%	—	—	—%
Total interest-bearing liabilities	710,825	2,393	1.34%	605,715	2,096	1.39%	595,540	1,604	1.07%

Noninterest-bearing liabilities:
Demand deposits	425,842			209,009			201,902
Other liabilities	6,627			4,450			4,719
Shareholders’ equity	199,270			109,813			106,442

Total liabilities and shareholders’ equity	$1,342,564			$928,987			$908,603

Net interest spread		$15,796	4.38%		$10,819	4.25%		$9,150	3.67%
Net interest margin			4.97%			4.73%			4.04%

Total deposits	$1,126,135	$2,295	0.81%	$775,782	$1,888	0.98%	$773,243	$1,531	0.79%
Total funding sources	$1,136,667	$2,393	0.84%	$814,724	$2,096	1.03%	$797,442	$1,604	0.80%

(1) Average loans include net discounts and net deferred fees. Interest income on loans includes $143 thousand, $142 thousand, and $137 thousand related to the accretion of net deferred loans fees and $1.2 million, $989 thousand, and $(108) thousand related to accretion (amortization) of discounts (premiums) for the three months ended September 30, 2018, June 30, 2018, and September 30, 2017, respectively.

First Choice Bancorp and Subsidiary

Average Balance Sheets (continued)

	Nine Months Ended September 30,
	2018			2017
	Average Balance	Interest Income / Expense	Yield / Cost	Average Balance	Interest Income / Expense	Yield / Cost
	(in thousands)
Interest-earning assets:
Due from banks	$90,874	$1,166	1.72%	$90,022	$698	1.04%
Federal funds sold/resale agreements	670	10	2%	2,970	35	1.57%
Investment securities	38,232	698	2.44%	43,367	731	2.25%
Loans (1)	888,208	40,237	6.06%	729,134	27,784	5.09%
FHLB and other bank stock	4,736	182	5.14%	3,863	204	7.07%
Total interest-earning assets	1,022,720	42,293	5.53%	869,356	29,452	4.53%

Noninterest-earning assets	34,251			8,337
Total assets	$1,056,971			$877,693

Interest-bearing liabilities:
Interest checking	$154,908	$1,273	1.10%	$252,302	$2,044	1.08%
Money market accounts	168,240	1,401	1.11%	75,914	367	0.65%
Savings accounts	54,589	338	0.83%	87,308	612	0.94%
Time deposits	162,648	2,028	1.67%	105,974	898	1.13%
Brokered time deposits	58,477	579	1.32%	42,384	435	1.37%
Total interest-bearing deposits	598,862	5,619	1.25%	563,882	4,356	1.03%
Short term and other borrowings	29,529	386	1.75%	15,152	125	1.09%
Senior secured notes	3,134	122	5.20%	—	—	—%
Total interest-bearing liabilities	631,525	6,127	1.30%	579,034	4,481	1.03%

Noninterest-bearing liabilities:
Demand deposits	281,337			189,564
Other liabilities	4,946			4,068
Shareholders’ equity	139,163			105,027

Total liabilities and shareholders’ equity	$1,056,971			$877,693

Net interest spread		$36,166	4.23%		$24,971	3.50%
Net interest margin			4.73%			3.84%

Total deposits	$880,199	$5,619	0.85%	$753,446	$4,356	0.77%
Total funding sources	$912,862	$6,127	0.90%	$768,598	$4,481	0.78%

(1) Average loans include net discounts and deferred costs. Interest income on loans includes $315 thousand and $332 thousand related to the accretion of net deferred loans fees and $2.3 million and $(672) thousand related to accretion (amortization) of discounts (premiums) for the nine months ended September 30, 2018 and 2017, respectively.

First Choice Bancorp and Subsidiary

Loans Composition

	September 30, 2018		June 30, 2018		December 31, 2017
	Amount	Percentage of Total	Amount	Percentage of Total	Amount	Percentage of Total
	(in thousands)
Construction and land development	$172,136	14.0%	$132,365	16.9%	$114,746	15.5%
Real estate:
Residential	60,580	4.9%	51,681	6.6%	63,457	8.6%
Commercial real estate - owner occupied	181,053	14.8%	59,349	7.6%	52,728	7.1%
Commercial real estate - non-owner occupied	392,348	32.1%	258,229	32.9%	251,132	33.8%
Commercial and industrial	270,867	22.1%	192,099	24.5%	169,342	22.8%
SBA loans	148,392	12.1%	89,764	11.5%	89,482	12.1%
Consumer	—	—%	—	—%	826	0.1%
Total loans held for investment	$1,225,376	100.0%	$783,487	100.0%	$741,713	100.0%
Allowance for loan losses	(10,656)		(10,376)		(10,497)
Total loans held for investment, net	$1,214,720		$773,111		$731,216

	September 30, 2018	June 30, 2018	December 31, 2017
	(in thousands)
Gross loans (1)	$1,239,442	$787,175	$745,887
Unamortized net discounts(2)	(13,906)	(3,264)	(3,774)
Net unamortized deferred origination fees	(160)	(424)	(400)
Total loans held for investment	$1,225,376	$783,487	$741,713

(1)	Gross loans includes purchased credit impaired loans with a net carrying value of $3.0 million, or 0.24% of gross loans.

(2)	Unamortized net discounts includes discounts related to the retained portion of SBA loans and net discounts on acquired loans. At September 30, 2018 net discounts related to acquired loans totaled $11.3 million of which $10.9 million was associated with loans acquired in the PCB acquisition and expected to be accreted into interest income over a weighted average life of 6.0 years.

First Choice Bancorp and Subsidiary

Allowance for Loan losses

	For the three months ended			For the nine months ended
	September 30, 2018	June 30, 2018	September 30, 2017	September 30, 2018	September 30, 2017
	(in thousands)
Balance, beginning of period	$10,376	$10,010	$11,333	$10,497	$11,599
Provision for loan losses	600	320	1,000	1,120	1,000
Charge-offs	(358)	(21)	(1,548)	(1,133)	(1,814)
Recoveries	38	67	18	172	18
Net (charge-offs) recoveries	(320)	46	(1,530)	(961)	(1,796)
Balance, end of period	$10,656	$10,376	$10,803	$10,656	$10,803

Annualized net (charge-offs) recoveries to average loans	(0.12)%	0.02%	(0.80)%	(0.14)%	(0.33)%

Credit Quality (1)

	September 30, 2018	June 30, 2018	December 31, 2017
	(in thousands)
Accruing loans past due 90 days or more	$—	$—	$—
Non-accrual loans	561	910	—
Troubled debt restructurings on non-accrual	648	668	1,834
Total nonperforming loans	1,209	1,578	1,834
Foreclosed assets	—	—	—
Total nonperforming assets	$1,209	$1,578	$1,834
Troubled debt restructurings - on accrual	$339	$363	$—

Nonperforming loans as a percentage of total loans held for investment	0.20%	0.20%	0.25%
Nonperforming loans as a percentage of total assets	0.16%	0.16%	0.20%
Allowance for loan losses as a percentage of total loans held for investment	0.87%	1.32%	1.42%
Allowance for loan losses as a percentage of nonperforming loans	881.39%	657.54%	572.36%
Accruing loans held for investment past due 30 - 89 days	$5,398	$—	$1,079

(1) Excludes purchased credit impaired loans.

First Choice Bancorp and Subsidiary

The following table represents the fair value of assets acquired and liabilities assumed of PCB, as of July 31, 2018.

Fair Value
(in thousands)
Assets acquired:
Cash and cash equivalents	$111,035
Loans	399,822
Investment in restricted stock, at cost	4,536
Premises and equipment	719
Servicing assets	1,054
Cash surrender value of bank-owned life insurance	4,712
Deferred taxes	4,612
Core deposit intangible	6,908
Accrued interest receivable and other assets	3,099
Total assets acquired	$536,497

Liabilities assumed:
Deposits	$474,925
Accrued interest payable and other liabilities	1,724
Total liabilities assumed	476,649
Net assets acquired	$59,848

Purchase consideration:
Fair value of shares of First Choice issued in the merger	$125,902
Fair value of equity awards exchanged	7,371
Total purchase consideration	133,273
Goodwill recognized	$73,425

First Choice Bancorp and Subsidiary

GAAP to Non-GAAP Reconciliation

This press release contains certain non-GAAP financial disclosures for: (1) efficiency ratio, (2) return on average tangible equity, (3) tangible common equity ratio, and (4) tangible book value per share. The Company believes that the presentation of certain non-GAAP financial measures assists investors in evaluating our financial results. In particular, the use of return on average tangible equity, tangible common equity ratio, and tangible book value per share is prevalent among banking regulators, investors and analysts. These non-GAAP measures should be taken together with the corresponding GAAP measures and should not be considered a substitute of the GAAP measures.

The tables below present the reconciliations of these GAAP financial measures to the related non-GAAP financial measures:

	For the three months ended			For the nine months ended
	September 30,	June 30,	September 30,	September 30,	September 30,
	2018	2018	2017	2018	2017
	(in thousands)
Efficiency Ratio
Noninterest expense (numerator)	$12,365	$6,317	$6,174	$25,359	$17,254
Less: merger, integration and public company registration costs	3,797	356	—	4,527	—
Noninterest expense without merger, integration and public company registration costs(numerator)	$8,568	$5,961	$6,174	$20,832	$17,254

Net interest income	$15,796	$10,819	$9,150	$36,166	$24,971
Plus: Noninterest income	705	779	1,433	2,047	4,126
Total net interest income and noninterest income (denominator)	$16,501	$11,598	$10,583	$38,213	$29,097
Efficiency ratio	74.93%	54.47%	58.34%	66.36%	59.30%
Efficiency ratio without merger, integration and public company registration costs	51.92%	51.40%	58.34%	54.52%	59.30%

Return on Average Tangible Equity
Net earnings	$2,604	$3,435	$1,991	$8,417	$6,399

Average shareholders’ equity	$199,270	$109,813	$106,442	$139,163	$105,027
Less: Average intangible assets	53,078	—	—	17,887	—
Average tangible common equity	$146,192	$109,813	$106,442	$121,276	$105,027

Return on average equity	5.23%	12.51%	7.48%	8.06%	8.12%
Return on average tangible equity	7.12%	12.51%	7.48%	9.25%	8.12%

First Choice Bancorp and Subsidiary

GAAP to Non-GAAP Reconciliation (continued)

Tangible Common Equity Ratio/	September 30,	June 30,	March 31,	December 31,
Tangible Book Value Per Share	2018	2018	2018	2017
	dollars in thousands, except per share amounts
Shareholders’ equity	$243,377	$108,819	$106,481	$105,694
Less: Intangible assets	80,200	—	—	—
Tangible common equity	$163,177	$108,819	$106,481	$105,694

Total assets	$1,587,356	$962,686	$947,676	$903,795
Less: Intangible assets	80,200	—	—	—
Tangible assets	$1,507,156	$962,686	$947,676	$903,795

Equity to assets ratio	15.33%	11.30%	11.24%	11.69%
Tangible common equity ratio	10.83%	11.30%	11.24%	11.69%

Book value per share	$20.76	$15.00	$14.68	$14.56
Tangible book value per share	$13.92	$15.00	$14.68	$14.56
Shares outstanding	11,720,551	7,253,787	7,251,584	7,260,119